Exhibit 107

Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$69,453,247.60	(1)	0.0000927	$6,438.32	(2)
Fees Previously Paid	$69,453,247.60			$6,438.32	(3)
Total Transaction Valuation	$69,453,247.60
Total Fees Due for Filing				$0

Total Fees Previously Paid				$6,438.32
Total Fee Offsets				$6,438.32

Net Fee Due				$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-T	005-90651	June 7, 2022		$6,438.32
Fee Offset Sources	Innoviva, Inc.	SC TO-T	005-90651		June 7, 2022		$6,438.32	(3)

(1)
For purposes of calculating the filing fee pursuant to Rule 0-11(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation was calculated by multiplying (a) $2.20, the tender offer price per Share (as defined below), by (b) the sum of (i) 19,178,882 shares of common stock, par value $0.001 per share (the “Shares”), of Entasis Therapeutics Holdings Inc. (“Entasis”), calculated as 47,851,779 Shares that are issued and outstanding less 28,672,897 Shares, which represents (A) Shares owned by Innoviva Inc. (“Innoviva”), Innoviva Strategic Opportunities LLC (“ISO”) or any other direct or indirect wholly owned subsidiary of Innoviva, (B) owned by Entasis (including Shares held in treasury)), (ii) 4,672,897 Shares reserved for future issuance pursuant to the outstanding warrants of Entasis not held by Innoviva or ISO, (iii) 2,561,772 Shares subject to issuance pursuant to options granted by Entasis under Entasis’ Amended and Restated Stock Incentive Plan (as amended through the date hereof) (the “2015 Plan”) and the Entasis’ 2018 Equity Incentive Plan (as amended through the date hereof, the “2018 Plan”), (iv) 2,625,025 Shares underlying restricted stock units issued pursuant to the 2015 Plan and the 2018 Plan, (v) 1,626,919 Shares reserved for future issuance under the 2018 Plan, and (vi) 904,163 Shares reserved for future issuance under Entasis’ 2018 Employee Stock Purchase Plan. The foregoing share figures have been provided by the issuer to the offerors and are as of June 3, 2022, the most recent practicable date.

(2)
The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $69,453,247.60 by 0.0000927.

(3)	Innoviva previously paid $6,438.32 upon the filing of its Schedule TO on June 7, 2022 in connection with the transaction reported hereby.